EXHIBIT 99.1



FOR IMMEDIATE RELEASE                           CONTACT:
                                          Insignia Financial Group, Inc.
                                          Ron Uretta
                                          Chief Financial Officer
                                          (864) 239-1692
                                                or
                                          Frank Garrison
                                          Executive Managing Director
                                          (615) 783-1021

                                          Edward S. Gordon Company, Inc.
                                          Edward S. Gordon
                                          Chairman
                                          (212) 984-8000


                  INSIGNIA ANNOUNCES CLOSING OF ACQUISITION OF
                     THE EDWARD S. GORDON COMPANY, INC. AND
                            PARAGON COMMERCIAL GROUP

     Greenville, SC, July 2, 1996---Insignia Financial Group, Inc. (NYSE:IFS) announced today that it has closed its previously announced acquisition of substantially all of the assets of The Edward S. Gordon Company, Inc. and its affiliates ("ESG") and the Paragon Commercial property services operation ("Paragon Commercial"). ESG is the nation's fourth largest commercial and real estate firm and the dominant one in its New York headquarters market. The purchase price for ESG is approximately $74 million, paid approximately $50 million in cash at closing, with the balance paid by assumption of existing stock options.

     As previously  disclosed,  it is anticipated  that ESG will add revenues of approximately $90 million per year to IFS. ESG generated an average annual EBITDA of $15 million over the past two years. As IFS is currently in the process of integrating the Paragon Commercial Group acquisition into IFS' commercial property services subsidiary, Insignia Commercial Group, Inc. ("ICG"), ESG will operate as a wholly owned, independent subsidiary of IFS. This is primarily to insure the ability of ICG and ESG to independently continue to provide continuity and quality services to their clients. Nevertheless, IFS and ESG do anticipate realizing immediately on certain economies of scale and synergies, including the ability to make ESG's capabilities available to the IFS' portfolio.

     Edward S. Gordon, Founder and Chairman of ESG, has signed a long-term employment agreement with IFS. Pursuant to this agreement, Mr. Gordon will continue as Chairman of ESG, and will serve on the executive committee of Insignia Management Services - New York, Inc., ("IMS-NY"). Stephen Siegel, currently President of ESG, has also signed a long-term employment agreement with IFS, will continue in his role as President of ESG, and will become a Managing Director of IFS.

     ESG provides commercial property management services for approximately 27 million square feet of office space, primarily in the New York metropolitan area. The company also provides commercial leasing, tenant representation, and corporate consulting services for properties and tenants primarily in the New York, New Jersey and Connecticut markets, as well as investment sales of commercial properties nationally. The acquisition of ESG, long a dominant player in the New York City commercial real estate market, combined with IFS' acquisitions in 1995 of the cooperative and condominium management divisions of Douglas Elliman - Gibbons &


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Ives and Kreisel Company,  Inc. (operating under the name of Insignia Management
Services - New York, Inc.), makes IFS a powerhouse in the New York residential management and New York commercial leasing and property management businesses. The combined operations will include the management of approximately 56,000 cooperative and condominium units and approximately 27 million square feet of commercial space in the New York area. Further, the addition of the ESG management portfolio to the existing ICG management portfolio, including the recently announced acquisition of Paragon Commercial Group, increases IFS' overall national commercial property services operations to in excess of 105 million square feet of commercial, retail and industrial space.

     "ESG is an exceptional organization. We continue to be impressed by the incremental synergies between IFS and ESG. I am certain that our ability to apply their skills across our commercial portfolio will create revenue opportunities well beyond those enjoyed by ESG while it was independent. In fact, I am confident that ESG's ability to lever off of the IFS network and its economies of scale will produce results from this particular acquisition well in excess of our initial expectations" said Andrew L. Farkas, Chairman, President and Chief Executive Officer of IFS. Regarding the Paragon acqusition Farkas added, "I have been pursuing Bill Cooper to permit us to acquire paragon
Commercial Group since 1992. I am extremely excited about the incremental capability inherent in the Paragon organization. Thius is an exceptional group of professional real estate people who will help Insignia take its commercial property services unit to the next plateau."

     Henry Horowitz, President of ICG commented "ESG is a strategic acquisition that provides us with a strong and dominant presence in the New York, Connecticut and New Jersey market and a platform for expansion of the commercial property services delivery in the Northeast area of the United States. In addition, their exceptionally strong transactional experience will be of a great benefit to our current organization and our clients. As for Paragon, we have already begun the process of integrating Paragon and Insignia's executive level teams in order to provide uninterrupted, consistent and quality services to our institutional clients across the United States. Our firm provides for a complementary fit in which Paragon's expertise in the areas of development, acquistions and dispositions will add to our already considerable skill set including property management, leasing and special value-added services."

     Edward S. Gordon, Chairman of ESG added, "We are filled with energy and enthusiasm as ESG enters this exciting new stage in its history. We expect to play an integral role in Insignia's move to dominance in commercial real estate."

     Stephen Siegel, President of ESG further stated, "We are now part of a company that, by any measure, has been phenomenally successful. We will have access to capital and resources that will enable us to grow in ways that would take us years to accomplish on our own. Our future looks brighter than ever." Paragon Comercial will operate as a subsidiary of Insignia Financial Group's commercial property services subsidiary, Insignia Commercial Group, Inc. ("ICG"). The consideration for the Paragon trasnaction is approximately $18.2 million, paid 100% in cash.

     The acquisition of Paragon Commercial adds 200 assets with a total of approximately 24 million square feet of office, retail and industrial space with an estimated value in excess of $2 billion to Insignia's existing commercial services portfolio. While Paragon Commercial has traditionally been a prominent manager of investment grade commercial properties for institutional owners, approximately 25% of its managed portfolio (in terms of revenues) have contracts that are both long term in nature and include provisions for financial penalties to be paid to ICG by owners of such properties in the event that ICG is terminated as property manager. Insignia anticipates that Paragon Commercial will add approximately $18 million annually in revenue to ICG's operations.

     Doug Knaus, President of Paragon Commercial, said, "We are particularly excited to have the opportunity to become part of the most dynamic company in the real estate industry. Paragon's senior commercial executives have worked together for more than a decade. We will integrate our national/local expertise and our long-term client relationships with Insignia's impressive vision for the future."

     With corporate headquarters in Greenville, South Carolina, Insignia is a fully integrated real estate services company specializing in the ownership and operation of securitized real estate assets. As a full service real estate management organization, Insignia performs property management, asset management, investor services, partnership accounting, real estate investment banking, mortgage banking, and real estate brokerage services for various types of owners including approximately 900 limited partnerships having approximately 400,000 limited partners.

     IFS is the largest manager of multifamily residential properties in the United States and is among the largest managers of commercial properties. IFS commenced operations in December 1990 and since then has grown to provide property and/or asset management services for over 2,400 properties which include approximately 300,000 residential units (including cooperative and condominium units), and after giving effect to both ESG and Paragon Commercial Group afquisitions, in excess of 105 million square feet of retail, commercial and industrial space.

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